UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           (AMENDMENT NO.________)*


                      Transportadora de Gas del Sur S.A.
   ---------------------------------------------------------------------------
                                (Name of Issuer)


                                Class B Shares
   ---------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 P9308R-10-3
            --------------------------------------------------------
                                (CUSIP Number)


                                 JULY 1, 2005
   ---------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]       Rule 13d-1(b)
   [X]       Rule 13d-1(c)
   [ ]       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- -----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A.
- -----------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
- -----------------------------------------------------------------------------
 (3) SEC USE ONLY

- -----------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION               Buenos Aires, Argentina

- -----------------------------------------------------------------------------
      NUMBER OF            (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   20,184,320

       OWNED BY
                           ----------------------------------------------------
         EACH              (7) SOLE DISPOSITIVE POWER                         0

       REPORTING
                           ----------------------------------------------------
        PERSON             (8) SHARED DISPOSITIVE POWER              20,184,320

         WITH:
- -----------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     20,184,320

- -----------------------------------------------------------------------------
 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

- -----------------------------------------------------------------------------
 (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    5.2%

- -----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO

- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Compania Previsional Citi S.A.
- -----------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
- -----------------------------------------------------------------------------
 (3) SEC USE ONLY

- -----------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION               Buenos Aires, Argentina

- -----------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   20,184,320

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              20,184,320

        WITH:
- -----------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     20,184,320

- -----------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

- -----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     5.2%

- -----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO

- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Siembra Seguros de Vida S.A.
- -----------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
- -----------------------------------------------------------------------------
 (3) SEC USE ONLY

- -----------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION               Buenos Aires, Argentina



- -----------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                      444,547

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                 444,547

        WITH:
- -----------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        444,547

- -----------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

- -----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.1%

- -----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO

- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     MetLife International Holdings, Inc.
- -----------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
- -----------------------------------------------------------------------------
 (3) SEC USE ONLY

- -----------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware

- -----------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   20,628,867

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              20,628,867

        WITH:
- -----------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     20,628,867

- -----------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

- -----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     5.3%

- -----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC

- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     MetLife, Inc.
- -----------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
- -----------------------------------------------------------------------------
 (3) SEC USE ONLY

- -----------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware

- -----------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   20,628,867

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              20,628,867

        WITH:
- -----------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     20,628,867

- -----------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

- -----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     5.3%

- -----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC

- -----------------------------------------------------------------------------


Item 1(a).     Name of Issuer:

               Transportadora de Gas del Sur S.A.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               Don Bosco 3672 5th Floor
               C1206ABF
               Buenos Aires, Argentina

Item 2(a).     Name of Person Filing:

               Siembra Administradora de Fondos de Jubilaciones y
                    Pensiones S.A. <"SAFJP">
               Compania Previsional Citi S.A. <"CPC">
               Siembra Seguros de Vida, S.A. <"SSV">
               MetLife International Holdings, Inc. <"METINT">
               MetLife, Inc. <"MET">

Item 2(b).     Address of Principal Office or, if none, Residence:

               The address of the principal office of SAFJP is:

                    Av. de Mayo 654, Piso 12
                    Beunos Aires, Argentina

               The address of the principal office of CPC is:

                    Av. de Mayo 654, Piso 12
                    Beunos Aires, Argentina

               The address of the principal office of SSV is:

                    Av. de Mayo 654, Piso 7
                    Beunos Aires, Argentina

               The address of the principal office of METINT is:

                    200 Park Avenue
                    New York, NY  10166-0188

               The address of the principal office of MET is:

                    200 Park Avenue
                    New York, NY  10166-0188


Item 2(c).     Citizenship or Place of Organization:

               SAFJP, CPC, and SSV, are chartered in Buenos Aires, Argentina.

               METINT and MET are chartered in Delaware.

Item 2(d).   Title of Class of Securities:

             Class B Shares

Item 2(e).   CUSIP Number:

             P9308R-10-3

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

             (a)  [ ] Broker or dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership. (as of July 1, 2005)

          (a)  Amount beneficially owned: See item 9 of cover pages

               (Includes shares for which the reporting persons disclaim beneficial ownership.)

          (b)  Percent of class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                  (ii)  Shared power to vote or to direct the vote:

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv)  Shared power to dispose or to direct the disposition of:

                   See Items 5-8 of cover pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          CPC is the controlling shareholder of SAFJP. METINT is the controlling shareholder of CPC and SSV. MET is the sole stockholder of METINT.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 11, 2005

                              Siembra Administradora de Fondos de
                                   Jubilaciones Y Pensiones S.A.

                              By: /s/ Oscar Schmidt
                                  ---------------------------------
                                  Name:  Oscar Schmidt
                                  Title: Director General


                              Compania Previsional, CITI S.A.

                              By: /s/ Oscar Schmidt
                                  ---------------------------------
                                  Name:  Oscar Schmidt
                                  Title: Director General


                              Siembra Seguros de Vida, S.A.

                              By: /s/ Oscar Schmidt
                                  ---------------------------------
                                  Name:  Oscar Schmidt
                                  Title: Director General


                              MetLife International Holdings, Inc.

                              By: /s/ Charles Symington
                                  ---------------------------------
                                  Name: Charles Symington
                                  Title: Managing Director


                              MetLife, Inc.

                              By: /s/ Gwenn L. Carr
                                  ---------------------------------
                                  Name: Gwenn L. Carr
                                  Title: Senior Vice-President and Secretary


                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------

EXHIBIT 1
- ---------

Agreement among Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A., Compania Previsional Citi S.A., Siembra Seguros de Vida, S.A., MetLife International Holdings, Inc., MetLife, Inc. as to joint filing of Schedule 13G.


                                    EXHIBIT 1
                                    ---------

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G
                  --------------------------------------------

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Date: July 11, 2005

                              Siembra Administradora de Fondos de
                                   Jubilaciones Y Pensiones S.A.

                              By: /s/ Oscar Schmidt
                                  ---------------------------------
                                  Name: Oscar Schmidt
                                  Title: Director General


                              Compania Previsional, CITI S.A.

                              By: /s/ Oscar Schmidt
                                  ---------------------------------
                                  Name:  Oscar Schmidt
                                  Title: Director General


                              Siembra Seguros de Vida, S.A.

                              By: /s/ Oscar Schmidt
                                  ---------------------------------
                                  Name:  Oscar Schmidt
                                  Title: Director General


                              MetLife International Holdings, Inc.

                              By: /s/ Charles Symington
                                  ---------------------------------
                                  Name: Charles Symington
                                  Title: Managing Director


                              MetLife, Inc.

                              By: /s/ Gwenn L. Carr
                                  ---------------------------------
                                  Name: Gwenn L. Carr
                                  Title: Senior Vice-President and Secretary